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SCHEDULE 14A INFORMATION

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EL PASO CORPORATION

(Names of Registrant as Specified in Its Charters)

SELIM K. ZILKHA

(Names of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following revised web page was posted under the “Recent Observations From Others—Analyst Coverage” on the www.saveelpasonow.com web site today:

Recent Quotes From Analysts Regarding El Paso’s First Quarter Results, Management Changes, 10-K, Investor Conference Call, and Other Announcements.

El Paso’s 2003 First Quarter Results

In which the Company reported a net loss of $394 million compared to earnings of $383 million in the first quarter of 2002.

“The company once again reported large non-recurring charges” and “In total, El Paso has taken non-recurring charges in excess of $5 billion, or almost $7.50 per share, since 2000. El Paso has written off more than it has reported in pro-forma earnings over this time period....”

-Michael C. Heim, A.G. Edwards, (discussing El Paso’s “Nonrecurring Items”) May 13, 2003

Management Change Announcement

In which three executives announced their resignation from El Paso.

“In our opinion, one advantage that the existing management team had over the dissident management team led by Selim Zilkha was the knowledge it had of its assets and the continuity that this management team provided in an environment in which El Paso shares have begun to perform well. Now that much of the senior portion of this knowledge base has left, we believe the pendulum has swung in the direction of the dissident shareholders.”

-Gordon Howald/Angela T. Ho, Credit Lyonnais Securities, (discussing the proxy contest in “Summary and Recommendation”) May 14, 2003

“El Paso today also announced that it would be shrinking its senior officer ranks by four, with several executives leaving the company. Included are Brent Austin, president and COO of El Paso Corp., Greg Jenkins, president of the company’s petroleum and LNG operations, and Clark Smith, president of Trading. We view these departures as more symbolic than functional. In our view, they reflect management’s appropriate intent to make another statement with regard to its “Clean Slate” initiative ahead of its important June shareholders meeting, at which El Paso is attempting to defend its board of directors against a proxy fight intending to replace it.”

-Raymond C. Niles, Smith Barney, (discussing management changes in “Opinion”) May 13, 2003

“As part of attempts to reduce costs (the latest iteration has been dubbed its “Clean Slate Initiative”) the company announced that it will be eliminating three senior executive positions, including that of President and COO H. Brent Austin. While we think these executives are talented and capable, the elimination of their positions does point to EP’s aggressive cost-cutting efforts and is in areas where EP will longer be focusing its future efforts (e.g. trading and LNG). Indirectly, it also points to the company’s efforts at regime change ahead of the June 17th proxy battle.”

-Anatol Feygin/Gabe Moreen, J.P. Morgan (in “Management Changes Understandable Given El Paso’s Restructuring”) May 14, 2003

General

“EP shares remain highly volatile and are now only appropriate for accounts that can tolerate such risk.”

-Lawson Steele/Vincent Gilles, UBS Warburg (discussing Valuation/Risk Statement after downgrading El Paso to Neutral 2 from Buy 2) April 28, 2003

‘With heavy dependence on collateral recoupment El Paso still rides a fine line between recovery and a slide back into need for more asset sales.”

-Richard Gross, Lehman Brothers (discussing Upgrading El Paso’s Stock to Overweight after upgrade on 4/16) April 17, 2003

“One of El Paso’s key challenges is restoring management credibility which we believe could significantly improve access to capital markets at a lower cost. The board’s choice of a new CEO and this CEO’s subsequent strategy and performance could significantly, positively or negatively, impact the shares.”

-David Maccarrone/Gabriel Hammond/Eric C. Genco, Goldman Sachs, (discussing CEO strategy and share price performance) April 1, 2003

Liquidity

“The company is still generating negative free cash flow due largely to high interest costs and a still very high capex budget (particularly in E&P) eating into the company’s cash flow (EBITDA).”

-Scott Soler/Christopher Campbell, Morgan Stanley, (discussing maintaining an Underweight-V rating on El Paso’s stock) April 16, 2003

“We view EP’s liquidity to be worse than what $6 share price would suggest.”

-Scott Soler/Christopher Campbell, Morgan Stanley, (discussing negative aspects of El Paso’s evaluation) April 1, 2003

“We maintain our 3S (Underperform, Speculative Risk) rating on El Paso, given the continued uncertainty with regard to the unwinding of its trading book, as well as the upcoming need to repay/refinance significant maturing debt and credit facilities. El Paso is also currently facing a stiff proxy fight for control of its board. We continue to view the company as being significantly free cash flow negative into the foreseeable future, a situation which we do not believe El Paso has the operational or financial flexibility to resolve in the near-term. Offsetting these question marks, in our view, are El

Paso’s stabilizing liquidity picture, as well as the continued strong performance of its core businesses. We maintain our $0.80 EPS estimate for 2003, despite management’s reiteration of $1.00 guidance. We continue to model El Paso’s trading earnings conservatively relative to company guidance. Our $4 price target-equal to our net asset value (NAV) calculation-is unchanged.”

-Raymond C. Niles/Benjamin Moson/Brian Taddeo, SalomonSmithBarney, (discussing El Paso’s cash flow) April 1, 2003

Rating/Outlook

“The reduction reflects recent appreciation in EP shares toward our $8.00 price objective, as well as our belief that a significant amount of the near-term good news likely coming out of this restructuring play has already been reflected in its share price.”

-Lawson Steele/Vincent Gilles, UBS Warburg, (discussing downgrading El Paso to Neutral 2 from Buy 2) April 28, 2003

“We are maintaining our multiple assumption on El Paso at 10x projected 2004 EPS, resulting in our $8.00/share 12-month price target. Though we believe this company has – and will continue to go – a long way toward correcting its financial posture, with more work ahead EP shares are only appropriate for investors with high risk tolerances, in our view.”

-Ronald Barone/James Yannello/Jonathan Stark, UBS Warburg, (discussing opinion regarding “Valuation Review”) April 1, 2003

“We are maintaining our Hold rating but caution that the outlook remains tight with significant execution and financial risks.”

-John D. Edwards/Stephen M. Butz, Deutsche Bank Securities, Inc., (discussing reasons for maintaining “Hold” rating) April 1, 2003

“$7 sum-of-parts valuation does not provide attractive upside given high leverage and execution risks. We continue to believe investors should avoid the energy merchant subsector given extreme share price volatility, continued significant dilution risks associated with boosting liquidity and valuation that does not provide an appropriately attractive ‘margin of safety.’”

-David Maccarrone/Gabriel Hammond/Eric C. Genco, Goldman Sachs, (stating their “Investment Summary” and discussing reasons for it) April 1, 2003

“We are maintaining our Underweight-V rating on EP, believing that the risk/reward on EP remains asymmetrical to the downside.”

-Scott Soler/Christopher Campbell, Morgan Stanley, (discussing El Paso’s rating following El Paso’s conference call discussing 4Q02 and FY02 results), April 1, 2003

Sale of Assets

“All of this would net to be about the same year-end equity of $8.48. This sends two messages: (1) EP’s balance sheet cosmetics may not get much prettier this year than its current 72-28 capital structure; and (2) more and more asset sales are needed, together with more CapEx reductions.”

-John E. Olson, Sanders, Morris, Harris, (discussing El Paso’s Debt) April 22, 2003

“Assets that are being sold without commensurate declines in debt levels have made our assessments of net asset values and normalized EPS very difficult and fluid.”

-Scott Soler/Christopher Campbell, Morgan Stanley (discussing negative aspects of El Paso evaluation) April 1, 2003

“Likely cash proceeds from asset sales may disappoint. Company’s goal of $3.4 billion of 2003 assets sales appears high to us given execution and valuation risks.”

-Scott Soler/Christopher Campbell, Morgan Stanley, (discussing negative aspects of the El Paso evaluation) April 1, 2003

Encumbered Assets

“The net asset value of the company is very slim, in our view. In our view the company is only solvent (i.e. has net asset value) by a very slim margin while we may be slightly undervaluing the E&P business (our “blow down” model of reserves suggest the 4.6 Tcf of gas reserves may be worth $1.15 to $1.20, assuming a $3.25 or better natural gas environment) and the midstream business, we may be too high in our assessment of the company’s power generation assets and too low in our assessment of debt. Also, most of El Paso’s assets have been or will soon be pledged to creditors and bondholders.”

-Scott Soler/Christopher Campbell, Morgan Stanley’s second analysis, (discussing El Paso’s net asset value) April 16, 2003

“What total dollar amounts of EP’s assets are encumbered? What can still be pledged as collateral? This has not yet been fully answered. Also, should the bank line get refinanced, what assets will not be encumbered?”

-Scott Soler/Christopher Campbell, Morgan Stanley, (discussing “Key questions that remain for us”) April 1, 2003.

True Debt

“…[t]he $25 billion in debt cannot be adequately serviced with EP’s current EBITDA less capex without a much more significant balance sheet recapitalization. This is a big issue.”

-Scott Soler/Christopher Campbell, Morgan Stanley, (discussing debt burden under “El Paso is carrying significantly too much debt”) April 16, 2003

“True debt, capital commitments and contingencies still not clear to us, even after discussions.”

-Scott Soler/Christopher Campbell, Morgan Stanley, (discussing “Investment Concerns from Recent Work”) April 16, 2003

“What is the true debt number for EP? Is it the $24.9 billion stated today on the call or the $29.1 billion we arrive at by adding up all additional “debt-like” items noted in the 10K?”

-Scott Soler/Christopher Campbell, Morgan Stanley, (discussing “Questions that remain”) April 1, 2003

“Management is focused on improving El Paso’s balance sheet and lowering debt. However, as the company further simplifies its capital structure and brings off-balance sheet debts onto the balance sheet, debt-to-equity ratios may increase in the short-term. For example, when EP paid down $1 billion of maturing Electron notes, guarantees were reduced by $1 billion and debt increased by that same amount, reflecting the borrowing done to repay the notes.”

-Ronald Barone/James Yannello/Jonathan Stark, UBS Warburg, (discussing El Paso’s balance sheet and debt) April 1, 2003

Write-Downs

“In addition to the $1.7 billion of charges taken in the fourth quarter, El Paso anticipates that it could take as much as $775 million in additional charges in 2003 ($200-$300 million related to the consolidation of Electron, $300-$375 million as losses on the sale of additional assets, and $75-$100 million from the potential consolidation of a telecommunications asset). We have factored in $675 million of charges in 2003 – the midpoint of management’s estimates.”

-Raymond C. Niles/Benjamin Moson/Brian Taddeo, SalomonSmithBarney, (discussing El Paso’s balance sheet) April 1, 2003

“We were taken back by the large negative revaluation of El Paso’s trading book during the quarter (outside of the impact of EITF 02-03 and the reclassification of value out of the book to inventory). To be sure, we were readily anticipating a negative impact from the ongoing deterioration of liquidity, pricing and counterparty credit in the merchant sector. Moreover, we understand that management is now focused on liquidating the book in an effort to quickly realize cash and that such a strategy is usually to the detriment of unrealized non-cash earnings. However, the large negative 4Q mark and remaining negative absolute book value – all now under the context of third party verification and certified financial statements – makes one have to wonder how conservatively the book was valued in the past.”

-Ronald Barone/James Yannello/Jonathan Stark, UBS Warburg, (discussing 4Q02 trading book results) April 1, 2003

“New write-downs during ‘03 of $375-$475 million on top of $200-$300 million previously indicated. The additional write-downs are a negative though, not unexpected given that EP is under-earning its cost of capital” and “Trading book value of ($-50) million versus the $400 – $600 million expected.”

-John D. Edwards/Stephen M. Butz, Deutsche Bank Securities, Inc., (discussing the negative aspects of El Paso’s evaluation) April 1, 2003.

* * *

On May 12, 2003, Selim K. Zilkha filed with the Securities and Exchange Commission a definitive proxy statement relating to his solicitation of proxies with respect to the 2003 El Paso annual meeting of stockholders. Mr. Zilkha has furnished the definitive proxy statement to El Paso’s stockholders and may file other proxy solicitation materials. Investors and security holders are urged to read the proxy statement and any other proxy solicitation materials when they become available as they contain important information.

Investors and security holders may obtain a free copy of the definitive proxy statement and other documents filed by Mr. Zilkha with the Commission at the Commission’s web site at http://www.sec.gov. You may also access copy of Mr. Zilkha’s definitive proxy statement by accessing www.saveelpasonow.com. In addition, you may obtain a free copy of the definitive proxy statement by contacting Innisfree M&A Incorporated toll free at (877) 750-5837 (banks and brokers call collect at (212)750-5833).

Detailed information regarding the names, affiliations and interests of individuals who may be deemed participants in the solicitation of proxies of El Paso stockholders is available in the proxy statement and Mr. Zilkha’s DFAN14A filed with the Commission on May 21, 2003.

Some of the statements contained in this document may constitute “forward-looking statements,” which for this purpose includes all statements that are not of historical fact. The actual future financial performance of El Paso could differ materially from those anticipated by these forward-looking statements. Particularly given the condition to which El Paso has been reduced under the current Board, there can be no assurance that Mr. Zilkha or the nominees will succeed in their efforts to turn El Paso around.

This document may quote or refer to independent industry research reports, financial analyst reports and newspaper articles. To the extent such a quote is included in this document, Mr. Zilkha has not sought or obtained the consent of the quoted source to the use of such quote as proxy soliciting material.